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                                                                   EXHIBIT 99(A)

Contact:  Frank P. Willey
          President
          (714) 622-4333

FOR IMMEDIATE RELEASE

                   FIDELITY NATIONAL FINANCIAL, INC. ANNOUNCES
                        ADDITION OF TWO NEW BOARD MEMBERS

         Irvine, Calif., March 31, 1998 -- Fidelity National Financial, Inc. (NYSE:FNF), a specialty finance and real estate services company announced that at a meeting of the board of directors held on March 19, 1998, the members of the board voted to elect General William Lyon and Mr. William W. Wehner to the board of directors.

         General William Lyon had a distinguished military career receiving 17 awards and decorations including, the Distinguished Service Medal, Legion of Merit, Distinguished Flying Cross, the Air Medal with two oak leaf cluster and the Presidential Unit Citation. He was nominated by President Gerald Ford and served as Chief of the Air Force Reserve from 1975 to 1979.

         General Lyon is the chairman of the board, president and chief executive officer of William Lyon Homes, Inc. and affiliated companies which are headquartered in Newport Beach California. General Lyon and his combined companies have produced more than 72,000 residential units over the last 40 years. In October 1987 he acquired The Presley Companies, a home building company that operates in Arizona, California and New Mexico.


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FIDELITY NATIONAL FINANCIAL, INC. ANNOUNCES ADDITION OF TWO NEW
BOARD MEMBERS
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         To continue his career in aviation, General Lyon formed Air/Lyon Inc.
in 1989. Elsinore Service Corp. is a subsidiary which provides service to the airlines in 30 cities across the U.S. and Martin Aviation L.P. which is a certified aviation repair station serving Southern California.

         William W. Wehner joins the Fidelity group of companies as a director, chairman of the board and chief executive officer of Granite Financial, Inc. Mr. Wehner has been chairman of the board of Granite Financial, Inc. since its formation in 1996. Granite Financial, Inc. merged with Fidelity National Financial, Inc. in February of 1998. Mr. Wehner co-founded Granite Financial L.C.C., Granite Financial's predecessor from 1995 to 1996. Prior to 1996 Mr. Wehner served in several capacities within the Concord group of companies. In 1990, Mr. Wehner formed First Concord Acceptance Corporation, a leasing company active in the lower- priced equipment leasing market and an affiliate of the Concord group of companies. Mr. Wehner's increased operational responsibilities resulted in his assuming the position of director of the financial and services business unit for the Concord group of companies, which included five service companies and a bank.

         From 1984 through 1989, Mr. Wehner served as president of First Centennial Leasing Corporation, a joint venture with The Hathaway Company which specialized in leasing high technology and office equipment products. From 1972 through 1984, Mr. Wehner was employed by Colorado National Bankshares, where he was responsible for forming Colorado National Leasing, Inc. a subsidiary which engaged in equipment finance activities. Mr. Wehner served as president and chief executive officer of Colorado National Leasing, Inc. from 1972 through 1984.


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FIDELITY NATIONAL FINANCIAL, INC. ANNOUNCES ADDITION OF TWO NEW
BOARD MEMBERS
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Mr. Wehner is a Certified Lease Professional and is a member of the Equipment
Leasing Association ("ELA") and the United Association of Equipment Lessors ("UAEL"). Mr. Wehner is a former director and member of the Executive Committee of the ELA and has served as a regional chairman of the UAEL.

         William P. Foley, II, Chairman of the Board and Chief Executive Officer said, "We are excited about the addition of two successful entrepreneurs to our board. These gentlemen bring with them years of experience and will broaden our contacts and resources."

         Headquartered in Irvine, California, Fidelity National Financial, Inc. is one of the largest national underwriters. Fidelity National Financial is engaged in the business of issuing title insurance and performing other title-related services in 49 states, the District of Columbia, Puerto Rico, the Bahamas and the Virgin Islands through its principal underwriting subsidiaries:
Fidelity National Title Insurance Company, Fidelity National Title Insurance Company of New York, Fidelity National Title Insurance Company of Tennessee, Nations Title Insurance of New York Inc. and National Title Insurance of New York Inc.

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